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                                EXHIBIT 10.10


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                           [NOVAVAX, INC. LETTERHEAD]


                                                February 26, 1997



Mr. Richard F. Maradie
86 Great Plain Avenue
Wellesley, MA   02181

Dear Rick:

         On behalf of Novavax, Inc. (the "Company"), I am pleased to offer you the position of Chief Executive Officer of the Company, subject to approval of the full Board of Directors of the Company and to satisfactory reference checks. We are greatly looking forward to your joining the Company's team.

         JOB TITLE:               Chief Executive Officer

         START DATE:              March 4, 1997

         SALARY:                  $220,000 per year payable in accordance with
the Company's payroll policies in effect from time to time.

         BONUS:                   You will be entitled to an annual cash
incentive bonus based upon the achievement of certain specified goals. The bonus for fiscal year 1997 is expected to be $25,000. Payment of your bonus will be made within 60 days of the end of the Company's fiscal year.

         STOCK OPTIONS:           The Company will grant you stock options to
purchase 200,000 shares of the Company's Common Stock ($.01 par value) at an exercise price equal to the closing price of the Company's Common Stock on the date of grant ($4.0625 per share). The options will vest as to one-third of the shares on the six-month anniversary of the date of grant, as to an additional one-third of the shares on the eighteen-month anniversary of the date of grant and as to the final one-third of the shares on the thirty-month anniversary of the date of grant. Additional shares will be granted to you annually, based on your job performance. The amount will be determined and voted on by the Board of Directors at the December board meetings.





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         BENEFITS:                 The Company will provide medical and dental
benefits, life insurance, and disability insurance in accordance with the Company's policies in effect from time to time. As of the date of this letter, the Company currently pays 100% of the premium for $200,000 of life insurance under the Company's group life insurance plan and 100% of the premium for the Company's long-term disability insurance.

         VACATION:                 You will be entitled to two weeks of
vacation time during the first year, calculated on a calendar year basis in accordance with the Company's policies in effect from time to time. If you remain employed with the Company, you will be entitled to two weeks of vacation plus one day for each year of your employment after the first year, up to a maximum of four weeks per year. All vacation time will be calculated in accordance with the Company's policies in effect from time to time.

         EMPLOYMENT REQUIREMENTS AND TERM:         You will receive a one year
contract which will contain the conditions of your employment as well as the obligations of Novavax and your employment. The contract will include a three month severance program. Your contract will be reviewed by the Chairman and the Compensation Committee after six months from the date of hire for purposes of evaluation and possible extension.

         RELOCATION:               You will be expected to relocate to the
Columbia, Maryland location within six months from the date of hire. It is anticipated that your moving expenses will be approximately $50,000 which will be fully refunded by Novavax. We urge you to be expeditious in this relocation.

         BOARD SEAT:              You will be eligible to be considered for a
board seat after the March 20th board meeting. To become a board member, you must be nominated by the Chairman of Novavax, with acceptance by the overall board. The window for this nomination will be between the first week of April and the Shareholder's meeting. I repeat, there must be an accord between you, the Chairman of Novavax and the Board of Directors before the board seat is granted.

         ENTIRE AGREEMENT:        This agreement sets forth the entire
agreement and understanding between you and the Company regarding all subjects covered herein, the terms of which may not be changed or modified except by agreement in writing signed by you and the Company.

         SEVERABILITY:            Should any provision of this agreement, or
portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in full force and effect.





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         GOVERNING LAW:  This agreement shall be governed, construed and enforced in accordance with the laws of Delaware, without regard to principles of conflict of law.

         CONFLICT: You hereby acknowledge that you are not a party to any agreement that in any way prohibits or impose any restriction on your employment with the Company, and your acceptance hereof will both breach any agreement to which you are a party.

         Please acknowledge your acceptance of this offer by signing the copy of this letter and returning it to me.

                                         Very truly yours,

                                         Novavax, Inc.

                                         /s/ Edward B. Hager, MD
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                                         Edward B. Hager, MD
                                         Chairman

EBH/td

ACCEPTED:



/s/ Richard F. Maradie
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Richard F. Maradie